EXHIBIT 10.11

RETENTION BONUS AGREEMENT

This RETENTION BONUS AGREEMENT (“the Agreement”) is entered into on the 24th day of September 2024, by and between MIFFLINBURG BANK AND TRUST COMPANY, a Pennsylvania corporation and wholly owned subsidiary of MBI (“Employer”), and DOUGLAS C. BAXTER (“Employee”). For simplicity purposes, Employer and Employee may be collectively referred to herein as “the Parties.”

WHEREAS, Employee is employed by Northumberland National Bank (“NNB”) and Northumberland Bancorp (“Northumberland”) in the position of Senior Vice President and Chief Financial Officer and, in connection with such employment, Employee and NNB entered into an Employment Agreement dated June 5, 2024 (the “Employment Contract”).

WHEREAS, simultaneously with the execution of this Agreement, Mifflinburg Bancorp, Inc. (“MBI”) and Northumberland Bancorp (“Northumberland”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (i) Northumberland is to be merged with and into MBI with MBI as the surviving corporation, and (ii) NNB, a wholly owned subsidiary of Northumberland, is to be merged with and into Employer, with Employer as the surviving bank (such merger transactions are, collectively, the “Mergers”).

WHEREAS, by operation of law, Employer, as the surviving bank, will assume the rights and obligations of NNB under the Employment Contract on and after the date the Mergers are consummated (the “Effective Date”).

WHEREAS, as an inducement to keep Employee employed by NNB through the Effective Date and by Employer as Senior Vice President and Chief Accounting Officer of Bank until at least December 31, 2025, the Parties desire to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the adequacy and sufficiency of which are acknowledged by the Parties, and intending to be legally bound, the Parties agree as follows.

a.

Subject to the provisions of Section 2 of this Agreement, Employer agrees to pay Employee a retention bonus (the “Retention Bonus”) as an incentive to encourage Employee’s continuous employment with NNB and, after the Effective Date, with Employer. The Retention Bonus shall be paid in installments, as outlined by and subject to the terms and conditions set forth below.

(a)

The first installment of the Retention Bonus shall be in an amount equal to sixty percent (60%) of Employee’s then-current base salary under the Employment Contract. The first installment of the Retention Bonus shall be paid to Employee at the time of Employer’s next regular payroll following the Effective Date.

(b)

The second installment of the Retention Bonus shall be in an amount equal to sixty percent (60%) of Employee’s then-current base salary under the Employment Contract. The second installment of the Retention Bonus shall be paid to Employee at the time of Employer’s next regular payroll following December 31, 2025.

(c)	All Retention Bonus payments made hereunder will be subject to all federal and state withholdings, other applicable taxes, and any lawfully authorized or required payroll deductions.

(d)	For the avoidance of doubt, Employee’s right to earn and receive any Retention Bonus installment payment described in this Section 1 is contingent upon the following conditions:

(i) with respect to the first installment of the Retention Bonus, Employee has been continuously employed by NNB from the date of this Agreement through the Effective Date;

(ii) with respect to the second installment of the Retention Bonus, Employee has been continuously employed by Employer from the Effective Date through December 31, 2025;

(i) Employee has not delivered notice of his voluntary termination of the Employment Contract at any time prior to the Effective Date in the case of the first installment, or December 31, 2025, in the case of the second installment;

(ii) at the time such payment is made, Employee has not defaulted under or violated in any way the terms of this Agreement or Employment Contract; and

(iii) the Mergers have been completed.

b.

This Agreement does not create a contract of employment nor a guaranty of employment of Employee by Employer or NNB for any specific duration of time. The provisions of this Agreement will not become effective until the Effective Time (as defined in the Merger Agreement).

c.

Notwithstanding any provision in the Employment Contract to the contrary, Employee must provide Employer with written notice of Employee’s voluntary termination of the Employment Contract a minimum of ninety (90) days in advance of the intended effective date of such termination.

d.	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles.

e.	WAIVER OF JURY TRIAL. EMPLOYEE KNOWINGLY AND EXPRESSLY WAIVES ANY AND ALL RIGHTS THAT HE/SHE MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT.

f.

Employee acknowledges that he is entering into this Agreement on his own free will and without coercion. Employee represents he has had sufficient time to review the Agreement, confer with counsel of his choosing, and understands this Agreement’s terms.

g.

This Agreement represents the entire agreement and understanding of the Parties with respect to the Retention Bonus. All prior and concurrent agreements, understanding, representations, and warranties with respect to such subject matter, whether written or oral, are and have been merged herein and superseded hereby.

h.

In the event that any court of competent jurisdiction finds that any provision of this Agreement, or part thereof, is illegal, invalid or unenforceable in any respect, the court may limit, alter, or reform such provision to render it valid and enforceable; any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

i.

The terms of this Agreement may be changed, waived, discharged or terminated only by an agreement in writing signed by the Party against which such change, waiver, discharge or termination is sought to be enforced. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, shall be deemed to be or construed as a further and continuing waiver of any such term, provision, or condition of this Agreement.

j.	This Agreement shall be binding upon and insure to the benefit of the Parties’ respective assigns, heirs, executors, administrators, and legal representatives.

k.	The recitals contained in this Agreement are incorporated herein as if set forth at length. The headings in this Agreement are for convenience and are not part of the substance thereof.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

DOUGLAS C. BAXTER

/s/ Douglas C. Baxter

MIFFLINBURG BANK AND TRUST COMPANY

By:	/s/ Jeffrey J. Kapsar
Name:	Jeffrey J. Kapsar
Title:	President and Chief Executive Officer

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